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                                                                    EXHIBIT 4.26


                                NCI HOLDING CORP.

                                 PROMISSORY NOTE

Wilmington, Delaware                                                May 5, 1998

         NCI Holding Corp., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of NCI Building Systems, Inc., a Delaware corporation and the sole owner of all of the issued and outstanding capital stock of the Company ("Payee"), the principal sum of FIVE HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($550,000,000) subject to adjustment as herein provided (the "Principal Amount"), and to pay interest on the unpaid balance of the Principal Amount at the rate herein provided.

                 1. Adjustment to Principal Amount. The Company and Payee agree that (i) this Note is being given by the Company to Payee in consideration of the transfer by Payee to the Company of all of the issued and outstanding capital stock of Amatek Holdings, Inc., a Texas corporation ("Amatek"), acquired by Payee pursuant to that certain Stock Purchase Agreement, dated March 25, 1998, as amended by letter agreement dated May 4, 1998 (the "Purchase Agreement"), by and between Payee and BTR Australia Limited, a corporation organized under the laws of Australia ("BTR"), and joined therein for certain limited purposes by BTR plc and (ii) the Principal Amount of this Note is based on the Purchase Price (as defined in the Purchase Agreement) paid by Payee for the capital stock of Amatek. The Company and Payee acknowledge and agree that if the Purchase Price is adjusted in accordance with the terms and provisions of the Purchase Agreement that the Principal Amount of this Note shall be adjusted ab initio to reflect such adjusted Purchase Price for the capital stock of Amatek as if such adjusted Purchase Price had constituted the Principal Amount on the date of this Note. The Principal Amount shall also be increased for any acquisition costs paid to parties other than BTR that are capitalized by Payee for federal income tax purposes into the purchase price of the capital stock of Amatek.

                 2.        Payment.

                           (a)    Interest shall accrue on the Principal Amount
from the date hereof. For each Interest Period (as defined in that certain Credit Agreement, dated March 25, 1998, by and among Payee, NationsBank of Texas, N.A., NationsBanc Montgomery Securities LLC, Swiss Bank Corporation and the several Lenders named therein, or any commercial credit agreement entered into by Payee in replacement, refinancing or substitution thereof (as amended, supplemented, restated, replaced or substituted, the "Credit Agreement"), or as its equivalent period is defined in any amended, supplemented, restated, replaced or substituted Credit Agreement), interest shall accrue at a per annum rate of two percent over the highest applicable interest rate being paid at any time during the Interest Period by Payee to (i) its principal commercial lenders pursuant to the Credit Agreement or (ii) the holders of any senior or subordinated notes of the Payee, if any, issued by Payee from time to time for money borrowed. Accrued interest shall be due and payable by the




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Company to Payee on the last day of each Interest Period until the outstanding principal sum of this Note is paid in full. If no commercial credit facility or indebtedness for money borrowed is outstanding, interest shall accrue at a rate of ten percent (10%) per annum.

                           (b)    The Principal Amount is due and payable, in
one or more installments, on demand on such dates and in such amounts as specified by Payee, together with the accrued interest, if any, specified in such demand; provided, however, that in no event shall the date on which a payment is due be earlier than ten (10) days from the date a demand is made; provided further that if Payee is not the holder of this Note (after the negotiation of this Note to a holder in due course) the Principal Amount is payable on demand. If no demand is earlier made, the entire outstanding Principal Amount, plus any accrued but unpaid interest thereon, shall be due and payable in full on May 5, 2018.

                           (c)    Payments pursuant to the terms of this Note
shall be credited first to the payment of all costs and expenses of collection of this Note incurred by the holder of this Note, second to accrued but unpaid interest to the extent thereof, and thereafter to unpaid principal.

                           (d)    Any payments made by any of the Guarantors
(as defined therein) of the Credit Agreement to discharge obligations of Payee thereunder shall also be deemed to discharge the obligations of the Company under this Note in an amount not to exceed the Company's right to such funds (via distributions of partnership earnings or corporate dividend contributions) due to its direct or indirect ownership percentage in the relevant Guarantor entity. Any such deemed payments made by the Guarantors shall be applied first to the payment of all costs and expenses of collection of this Note incurred by the holder of this Note, second as a credit to accrued but unpaid interest hereunder, and thereafter to unpaid principal.

                 3. Prepayment. This Note may be prepaid in whole or in part at any time or from time to time at the option of the Company, without premium or penalty.

                 4. Default. A default shall occur hereunder if any payment under this Note is not made when due. In the event of a default, the entire principal balance and accrued but unpaid interest thereon shall, at the option of the holder of this Note, at once become due and payable without further notice.

                 5. Attorneys' Fees. If this Note is placed in the hands of an attorney for collection pursuant to a suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay in addition to all sums then due hereunder, including principal and interest, and all expenses of collection, including reasonable attorneys' fees.

                 6. Waiver. To the extent permitted by applicable law, the Company hereby waives presentment and demand for payment, protest, and notice of protest, notice of intention to accelerate, notice of acceleration, dishonor and nonpayment.


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                 7.       Interest on Past Due Amounts. All past due principal
and interest shall bear interest at the highest rate permitted by applicable law.

                 8. Usury Savings Clause. Notwithstanding any provisions to the contrary in this Note, or in any other documents securing payment hereof or otherwise relating hereto, in no event shall this Note require the payment or permit the collection of interest, as defined under the applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved or received under this Note or under the terms of any other documents securing payment hereof or otherwise relating hereto, or in the event applicable law shall be judicially interpreted so as to render usurious any amount called for under this Note or under the terms of any other documents relating hereto, or in the event the maturity of the indebtedness evidenced by the Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Note shall be prepaid, so that under any such circumstances the amount of interest contracted for, charged, taken, reserved or received under this Note or any other documents securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under the Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event:
(a) the provisions of this paragraph shall govern and control, (b) to the extent permissible under applicable laws, the excess amount of interest which may have been charged, taken, reserved, received or collected shall be applied (i) as a credit against the then unpaid principal amount on the Note or (ii) refunded to the person paying the same, at the holder's option, (c) the effective rate of interest shall be automatically reduced to the maximum lawful rate reserved or received from the party obligated thereon under applicable laws as now or hereafter construed by the courts having jurisdiction thereof, and (d) the provisions of this Note shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of executing any new document, so as to comply with the applicable law, but also so as to permit the recovery of the fullest amount otherwise called for hereunder. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this Note which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading during the period of the full term of the Note, all interest at any time contracted for, charged, taken, reserved or received from the party obligated thereon or otherwise by the holder or holders thereof in connection with the Note so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such debt.

                 9. Governing Law. This Note shall be governed by, construed and enforced in accordance with, the laws of the State of Texas and applicable laws of the United States of America.

                10. Miscellaneous. All references to the Company herein shall include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Company shall be binding upon its successors and assigns, whether so


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expressed or not and shall inure to the benefit of and be enforceable by the successors and assigns of any other holder hereof.

                11. Security. This Note is an unsecured obligation of the Company.

                12. Invalid Provisions. Any provision in this Note held to be illegal, invalid or unenforceable is fully severable; this Note shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. The Company agrees to negotiate with the holder hereof, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid or unenforceable is a material part of this Note, such invalid, illegal or unenforceable provision shall be, to the extent permitted by applicable law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid and enforceable.

                13. Course of Dealing. The acceptance by Payee or any subsequent holder of this Note of any partial payment on the Note shall not be deemed to be a waiver of any default then existing. No waiver by Payee or any subsequent holder of this Note of any default shall be deemed to be a waiver of any other then-existing or subsequent default. No delay or omission by Payee or any subsequent holder of this Note in exercising any right, remedy, power, privilege or benefit hereunder will impair that right, remedy, power, privilege or benefit or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right, remedy, power, privilege or benefit preclude other or further exercise thereof or the exercise of any other right, remedy, power, privilege or benefit under this Note or otherwise.

                14. Venue; Service of Process; Jury Trial. THE COMPANY, ITS SUCCESSORS AND ASSIGNS (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS NOTE BROUGHT IN DISTRICT COURTS OF DALLAS OR HARRIS COUNTY, TEXAS, OR IN THE U.S. DISTRICT COURT FOR THE NORTHERN OR SOUTHERN DISTRICT OF TEXAS, DALLAS OR HOUSTON DIVISION, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE


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LEGAL PROCESS AT ITS PRINCIPAL EXECUTIVE OFFICE, (e) IRREVOCABLY AGREES THAT ANY
LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THIS NOTE MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS,
AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS
RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company acknowledges that these waivers are a material inducement to Payee's agreement to engage in the transaction contemplated hereby, and that Payee and each subsequent holder of this Note will continue to rely on each of these waivers. The Company further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 14 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY
TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO THIS NOTE. In the event of Litigation, this Note may be filed as a written consent to a trial by the court.

                15. FINAL AGREEMENT. THIS NOTE (AS MODIFIED IN WRITING FROM TIME TO TIME) REPRESENTS THE FINAL AGREEMENT AMONG THE COMPANY AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and in its behalf.

                                       NCI HOLDING CORP.



                                       By: /s/ Robert J. Medlock
                                          -------------------------------------
                                           Robert J. Medlock, Vice President



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